Exhibit 99.1

FULL CIRCLE CAPITAL CORPORATION ANNOUNCES

FIRST QUARTER FISCAL 2016 RESULTS

- Net Investment Income Grows 31.6% to $2.4 Million -
- Repurchases 472,407 Shares During the Quarter -

Greenwich, Connecticut – November 9, 2015 – Full Circle Capital Corporation (Nasdaq: FULL) (the “Company”) today announced its financial results for the fiscal first quarter ended September 30, 2015.

Financial Highlights for the Fiscal First Quarter Ended September 30, 2015:

➢	Originated $10.0 million in new investments and received $13.0 million in repayments.

➢	Increased total investment income by 16.0% to $4.7 million, compared with $4.1 million for the prior-year quarter.

➢	Net investment income (“NII”) grew by 31.6% to $2.4 million, or $0.11 per share, compared with $1.8 million, or $0.16 per share, in the prior-year quarter.

➢	Net unrealized losses were $7.5 million, consisting of net unrealized losses on investments of $7.7 million and net unrealized gains on an open swap contract of $0.2 million. Net realized gains were $0.1 million.

➢	Net decrease in net assets from operations was $4.9 million, or $0.21 per share.

➢	For the quarter ended September 30, 2015, the Company repurchased 472,407 shares under its share repurchase program at a weighted average price of $3.19 per share. The shares repurchased were accretive to net asset value as of June 30, 2015 by $0.02 per share.

➢	Per share amounts are based on approximately 23.2 million weighted average shares outstanding for the first quarter of fiscal 2016, compared to 11.9 million weighted average shares outstanding for the first quarter of fiscal 2015. The increase in weighted average shares outstanding reflects share issuances completed during calendar 2014 and 2015 offset by share repurchases during the first quarter of fiscal 2016.

As of September 30, 2015:

➢	Net asset value was $4.00 per share and portfolio fair value, including the fair value of the Company’s open swap contract, was $142.3 million.

➢	Weighted average portfolio interest rate was 8.93%.

➢	82% of portfolio company investments were first lien senior secured loans.

On November 3, 2015, the Company’s Board of Directors declared monthly distributions for the third quarter of fiscal 2016 of $0.035 per share payable in February, March and April 2016. These distributions equate to a $0.42 annualized amount, or a current annualized yield of 13.5%, based on the closing price of the Company’s common stock of $3.11 per share on November 6, 2015.

Share Repurchase Program

In August 2015, the Company’s Board of Directors authorized an increase in the amount of shares of its common stock that may be repurchased under its existing share repurchase program from one million shares to two million shares.

For the quarter ended September 30, 2015, the Company repurchased 472,407 shares under its share repurchase program at a weighted average price of $3.19 per share. The shares repurchased were accretive to net asset value as of June 30, 2015 by $0.02 per share.

Subsequent to the quarter end, the Company repurchased an additional 290,780 shares under the share repurchase program as of November 6, 2015 at a weighted average share price of $3.16.

“We funded a few select investments during our first fiscal quarter 2016 that we believe are properly aligned between reward and acquired risk, while receiving $13 million in repayments throughout the quarter from several of the companies in our portfolio,” said Gregg Felton, President and Chief Executive Officer of Full Circle Capital Corporation. “With the waiver by our investment adviser, which is in place throughout fiscal 2016, we once again ensured that we were able to cover our monthly distributions with sufficient net investment income.”

“In addition, while we are always seeking additional accretive investments, we saw an opportunity in the quarter to repurchase shares and utilized capital through a 10b5-1 plan to repurchase nearly 475,000 shares in the quarter,” added Mr. Felton.

“We have continued to repurchase shares subsequent to the quarter end under our share repurchase program as we believe the repurchases represent one of our most attractive uses of capital at the currently discounted share price. Looking ahead, we continue to be mindful of market dislocations and expect to be selective in deploying the capital raised earlier this year,” concluded Mr. Felton.

First Quarter Fiscal 2016 Results

The Company’s net asset value at September 30, 2015 was $4.00 per share. During the quarter, the Company generated $4.2 million of interest income compared to $3.9 million in the first quarter of fiscal 2015, an increase of 8.2%. Income from fees and other sources in the quarter totaled $0.5 million, compared to $0.2 million in the prior-year quarter.

The Company produced NII of $2.4 million, or $0.11 per share, in the quarter ended September 30, 2015, compared to $1.8 million, or $0.16 per share, in the quarter ended September 30, 2014.

Net unrealized losses of $7.5 million were comprised of $1.3 million of net unrealized depreciation on equity investments, $6.4 million of net unrealized depreciation on debt investments and $0.2 million of net unrealized appreciation on an open swap contract. Realized gains on investments were $0.1 million. Net decrease in net assets resulting from operations was $4.9 million, or $0.21 per share.

During the quarter ended September 30, 2015, the Company added $10.0 million in new investments in two new portfolio companies and one existing portfolio company, and received $13.0 million in repayments.

At September 30, 2015, the Company’s portfolio included debt investments in 31 companies with an average of $4.0 million per debt investment. The weighted average interest rate on all outstanding debt investments was 8.93% at September 30, 2015, while the weighted average interest rate of the Company’s performing debt investments was 11.03%. At fair value, 81.7% of the Company’s portfolio investments were first lien loans, 6.4% were second lien loans and unsecured notes and 11.8% were equity investments. While gross exposure to equity investments is 11.8%, net exposure to equity investments is 4.8% as the net exposure to Granite Ridge, LLC is $2.6 million when taking the deposit on the swap contract into account. Approximately 71% of the debt investment portfolio, at fair value, bore interest at floating rates. The loan-to-value ratio on the Company’s loans was 58% at September 30, 2015, compared to 62% at September 30, 2014.

Subsequent Events

On October 30, 2015, the Company sold its equity interest in West World Media, LLC for total proceeds of $2.2 million.

On October 30, 2015, the senior secured revolving loan with TransAmerican Asset Servicing Group, LLC was repaid for total proceeds of approximately $0.5 million.

Conference Call Details

Management will host a conference call today at 4:30 pm ET to discuss results. A live webcast of the conference call and accompanying slide presentation will be available at http://ir.fccapital.com. Please access the website approximately 10 minutes before the conference call begins.

To participate in the call, please call (888) 203-7667 (domestic toll-free) or (719) 457-2080 (international) and reference PIN: 6848048.

A webcast replay of the call, along with an archived copy of the presentation, will be available at http://ir.fccapital.com for one year following the call.

An audio replay will also be available until November 16, 2015, by dialing (877) 870-5176 (toll-free) or (858) 384-5517 (international), PIN: 6848048.

About Full Circle Capital Corporation

Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
Gregg J. Felton, President and Chief Executive Officer	Garrett Edson/Brad Cohen
John Stuart, Chairman	ICR, LLC
Full Circle Capital Corporation	(203) 682-8200
(203) 900 – 2100
info@fccapital.com

  FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	September 30, 2015	June 30, 2015
	Unaudited
Assets
Control Investments at Fair Value (Cost of $11,362,184 and $11,409,596, respectively)	$5,690,168	$5,812,064
Affiliate Investments at Fair Value (Cost of $25,143,972 and $24,434,726, respectively)	13,518,980	16,019,272
Non-Control/Non-Affiliate Investments at Fair Value (Cost of $133,318,235 and $136,351,581, respectively)	122,847,266	130,282,423
Total Investments at Fair Value (Cost of $169,824,391 and $172,195,903, respectively)	142,056,414	152,113,759

Open Swap Contract, at Fair Value	225,000	-
Cash	130,428	3,736,563
Interest Receivable	1,783,402	1,903,606
Principal Receivable	122,008	23,287
Distributions Receivable	20,647	15,141
Due from Affiliates	541,854	605,749
Due from Portfolio Investments	69,532	180,300
Receivable on Open Swap Contract	32,238	1,081
Prepaid Expenses	274,058	66,105
Other Assets	-	1,483,578
Deferred Offering Expenses	367,820	328,168
Deferred Credit Facility Fees	195,040	267,645

Total Assets	145,818,441	160,724,982

Liabilities
Due to Affiliates	1,115,588	1,052,489
Accrued Liabilities	49,632	179,378
Deposit from Swap Counterparty	10,200,000	10,380,000
Payable for Investments Acquired	-	15,020,000
Distributions Payable	797,736	813,240
Interest Payable	47,960	57,605
Other Liabilities	466,683	305,957
Accrued Offering Expenses	1,212	7,258
Line of Credit	9,033,258	-
Notes Payable 8.25% due June 30, 2020 (plus unamortized premium of $152,721 and $158,504 and less deferred debt issuance costs of $793,700 and $833,541, respectively)	33,004,546	32,970,488

Total Liabilities	54,716,615	60,786,415
Commitments and contingencies	-	-

Net Assets	$91,101,826	$99,938,567

Components of Net Assets
Common Stock, par value $0.01 per share (100,000,000 authorized; 22,763,023 and 23,235,430 issued and outstanding, respectively)	$227,630	$232,354
Paid-in Capital in Excess of Par	130,986,972	132,487,067
Distributions in Excess of Net Investment Income	(119,318)	(119,318)
Accumulated Net Realized Losses	(12,450,481)	(12,579,392)
Accumulated Net Unrealized Losses	(27,542,977)	(20,082,144)
Net Assets	$91,101,826	$99,938,567

Net Asset Value Per Share	$4.00	$4.30

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014
Investment Income
Interest Income from Non-Control/Non-Affiliate Investments	$3,411,254	$2,807,931
Interest Income from Affiliate Investments	614,458	540,560
Interest Income from Control Investments	168,781	529,108
Dividend Income from Control Investments	20,647	-
Other Income from Non-Control/Non-Affiliate Investments	496,519	176,006
Other Income from Affiliate Investments	1,781	9,470
Other Income from Control Investments	12,500	12,500
Other Income from Non-Investment Sources	14,682	11,049
Total Investment Income	4,740,622	4,086,624

Operating Expenses
Management Fee	611,929	572,558
Incentive Fee	481,777	389,850
Total Advisory Fees	1,093,706	962,408

Allocation of Overhead Expenses	47,138	36,555
Sub-Administration Fees	71,838	63,209
Officers’ Compensation	76,306	75,913
Total Costs Incurred Under Administration Agreement	195,282	175,677

Directors’ Fees	45,750	47,946
Interest Expenses	1,003,829	1,002,383
Professional Services Expense	339,552	219,668
Bank Fees	8,741	10,271
Other	126,655	108,871

Total Gross Operating Expenses	2,813,515	2,527,224

Management Fee Waiver and Expense Reimbursement	(497,109)	(282,674)

Total Net Operating Expenses	2,316,406	2,244,550

Net Investment Income	2,424,216	1,842,074
Net Change in Unrealized Gain (Loss) on:
Investments	(7,685,833)	(2,015,035)
Open Swap Contract	225,000	-
Net Change in Unrealized Gain (Loss)	(7,460,833)	(2,015,035)
Net Realized Gain (Loss) on:
Non-Control/Non-Affiliate Investments	82,361	402,907
Control Investments	(53,106)	-
Open Swap Contract	99,656	-
Foreign Currency Transactions	-	(1,248)
Net Realized Gain (Loss)	128,911	401,659
Net Increase (Decrease) in Net Assets Resulting from Operations	$(4,907,706)	$228,698

Earnings (Loss) per Common Share Basic and Diluted	$(0.21)	$0.02
Net Investment Income per Common Share Basic and Diluted	$0.11	$0.16
Weighted Average Shares of Common Stock Outstanding Basic and Diluted	23,175,342	11,877,534

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three months ended September 30, 2015	Three months ended September 30, 2014
	(Unaudited)	(Unaudited)
Per Share Data (1) :
Net asset value at beginning of period	$4.30	$6.38
Accretion from offering(s) (2)	-	0.04
Accretion from share repurchases (3)	0.02	-
Offering costs	-	(0.00)
Net investment income (loss) (4)	0.11	0.16
Net change in unrealized gain (loss)	(0.33)	(0.17)
Net realized gain (loss)	0.01	0.03
Dividends from net investment income	(0.11)	(0.16)
Return of capital	-	(0.04)
Net asset value at end of period	$4.00	$6.24

(1) Financial highlights are based on weighted average shares outstanding.

(2) Accretion and dilution from offering(s) is based on the net change in net asset value from each follow-on offering.

(3) Accretion from share repurchases during the period is based on the net change in net asset value from the share repurchases.

(4) Net investment income (loss) per share is calculated based on the beginning of year and end of year shares outstanding.